EXHIBIT 99.1

AutoZone Announces Upcoming Executive Vice President Retirement and Senior Vice President Promotion

MEMPHIS, Tenn., Sept. 27, 2018 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that Bill Graves, Executive Vice President, Mexico, Brazil and Store Development, Customer Satisfaction, will retire in early January 2019.

Bill joined AutoZone in 1993 after leaving the US Army. He began his AutoZone career in Supply Chain as a project manager and progressed through the organization as Vice President, Distribution; Vice President, Supply Chain Systems; and Senior Vice President, Supply Chain before assuming his current position in 2015. Bill’s leadership was integral in supporting our supply chain growth from 700 stores to 6,200 stores. Bill also led AutoZone’s entry into Brazil in 2012.
“I am proud to have been associated with a company whose culture and focus on people and customer service is second to none. I am also fortunate to have had great people around me; those who have supported and guided me and have helped me be the best AutoZoner I could be,” said Bill Graves.

Domingo Hurtado, currently Vice President and Presidente AutoZone de Mexico, has been promoted to the newly-created position of Senior Vice President, International, Customer Satisfaction, responsible for AutoZone’s operations in Mexico and Brazil. Domingo will report to Bill Rhodes, Chairman, President and Chief Executive Officer, Customer Satisfaction.

Domingo is a 17-year AutoZoner who started his AutoZone career leading the organization’s expansion into Mexico. Under Domingo’s leadership, AutoZone de Mexico grew from 13 stores to more than 550. It is now the largest auto parts retailer in that country and one of Mexico’s largest retailers in store count.

Prior to joining AutoZone, Domingo was the Director-General for Radio Shack de Mexico S.A. de C.V. Domingo earned his post-graduate degree in marketing from the Instituto de Estudios Superiores de Administración (IESA) in Caracas, Venezuela, and also holds a Master’s Degree in Business Administration as well as a degree in Electronics Engineering.

“I want to thank Bill for his many contributions to our organization over the last 25 years and congratulate Domingo on his promotion,” said Bill Rhodes. “Both of these AutoZoners have played a significant role in our company’s growth and footprint. While we will certainly miss Bill, he created an organization that is well prepared to continue moving our company forward into the future. I am confident Domingo will successfully drive our cadence of growth and investment in our international ventures.”

About AutoZone:

As of August 25, 2018,  AutoZone sells auto and light truck parts, chemicals and accessories through 5,618 AutoZone stores in 50 states plus the District of Columbia and Puerto Rico in the U.S., and 564 stores in Mexico and 20 stores in Brazil for a total count of 6,202.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States.  Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Media: Ray Pohlman, 866-966-3017, ray.pohlman@autozone.com
Financial: Brian Campbell, 901 495-7005, brian.campbell@autozone.com